UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2012

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.01 regarding the acquisition of a non-performing first mortgage loan is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On March 12, 2012, KBS Strategic Opportunity REIT, Inc. (“the Company”), through an indirect wholly owned subsidiary, entered into a loan purchase and sale agreement to purchase, at a discount, a non-performing first mortgage loan (the “1180 Raymond First Mortgage”) for $35.0 million plus closing costs. On March 14, 2012, the Company, through an indirect wholly owned subsidiary, acquired the 1180 Raymond First Mortgage from US Bank National Association, which is not affiliated with the Company or KBS Capital Advisors LLC (the “Advisor”), the Company's external advisor.  The borrower under the 1180 Raymond First Mortgage is 1180 Astro Urban Renewal Investors, LLC, which is not affiliated with the Company or the Advisor. The Company funded the acquisition of the 1180 Raymond First Mortgage with proceeds from its ongoing initial public offering. The 1180 Raymond First Mortgage is secured by a multifamily tower containing 317 apartment units located in Newark, New Jersey.
As this is a non-performing loan, the Company does not expect the 1180 Raymond First Mortgage to perform in accordance with its contractual terms, including the repayment of the principal amount outstanding under the loan, the payment of interest at the stated amount on the face of note or the repayment of the loan upon its maturity date. As such, the Company will explore various strategies including the following: (i) negotiating with the borrower for a reduced payoff, (ii) restructuring the terms of the loan, and (iii) enforcing the Company's rights as lender under the loan and foreclosing on the collateral securing the loan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: March 14, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer